UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 14, 2011

DYAX CORP.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-24537	04-3053198
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
300 Technology Square Cambridge, MA 02139
(Address of Principal Executive Offices) (Zip Code)

(617) 225-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On July 14, 2011, Dyax Corp. (the “Company”) entered into a lease agreement with Netview 5 and 6 LLC (the “Landlord”) for premises located at 55 Network Drive, Burlington, Massachusetts.  The premises, consisting of approximately 44,500 rentable square feet of office and laboratory facilities, will be used as the Company’s principal offices and corporate headquarters.  The Company intends to relocate all of its operations presently conducted at 300 Technology Square in Cambridge, Massachusetts to the new facility in January, 2012.  The term of the new lease is ten years, and the Company has rights to extend the term for an additional five years at fair market value subject to specified terms and conditions. The aggregate minimum lease commitment over the ten year term of the new lease is approximately $15.0 million.  The Company has provided the Landlord a letter of credit of $1.1 million to secure its obligations under the lease.  The Landlord has provided the Company with a tenant improvement allowance of up to $1.94 million.

In connection with this relocation, the Company intends to exercise its rights to terminate the lease agreement for the Company’s current headquarters in Cambridge, Massachusetts to coincide approximately with the commencement of its new lease.

The information in this report contains forward-looking statements, including statements regarding the timing of the Company’s relocation of its operations and its ability to eliminate any overlap in the terms of its new and existing leases.  Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements.  Such statements are based upon the current beliefs and expectations of management and on information currently available to management.  Investors are cautioned against placing undue reliance on such statements.  Actual results may differ materially from those set forth in the forward-looking statements.  Factors that could cause actual results to differ materially from those described in the forward-looking statements include unforeseen delays in the buildout of the new leased premises.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYAX CORP.

Dated:	July 20, 2011	By:	/s/ George Migausky
George Migausky
Executive Vice President and Chief Financial Officer

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